EXHIBIT 15.1

                      ACKNOWLEDGMENT OF ERNST & YOUNG LLP


The Board of Directors
Biopure Corporation

          We are aware of the incorporation by reference in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-103610) of Biopure Corporation dated on or about April 11, 2003 of our report dated March 13, 2003 relating to the unaudited condensed consolidated interim financial statements of Biopure Corporation that are included in its Form 10-Q for the quarter ended January 31, 2003.

          Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 1l of the Securites Act of 1933.

                                                      /s/ Ernst & Young LLP

Boston, Massachusetts
April 9, 2003